Exhibit 5.1

FREYR Battery
Société anonyme
22-24, Boulevard Royal
L-2449 Luxembourg
Grand Duchy of Luxembourg
R.C.S. Luxembourg: B251199

Luxembourg, 5 December 2022

RC/PHH/CAK - 032638-70000.38019128v1

FREYR Battery – Legal Opinion – Exhibit 5 – Registration Statement on Form S-3

Dear Madams, dear Sirs,

1.	We are lawyers admitted to practice under the laws of Luxembourg. We are acting as Luxembourg counsel for the Company in connection with the Equity Offering.

Capitalised terms used in this Opinion shall, unless defined in appendix A, have the meaning as ascribed to them in the Registration Statement and the Prospectus Supplements (as applicable).

In arriving at the opinions expressed in this Opinion, we have examined and relied exclusively on the Documents (excluding its annexes or schedules or exhibits and entered into by or affecting the Company).

A reference to a convention, law, rule or regulation in this Opinion is to be construed as a reference to such convention, law, rule or regulation as amended or re-enacted.

2.	This Opinion is limited to Luxembourg Law. We express no opinion with respect to any laws, rules or regulations other than Luxembourg Law. We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, regulatory, criminal, data protection or tax laws, rules or regulations of any jurisdiction (including Luxembourg); or (b) with respect to the effect of any laws, rules or regulations other than Luxembourg Law even in cases where, under Luxembourg Law, a foreign law, rule or regulation should be applied, and we therefore assume that no provisions of any foreign laws, rules or regulations affect, qualify or have any bearing on this Opinion.

3.	We express no opinion as to whether any representations and warranties set out in the Opinion Documents (other than representations and warranties as to matters of Luxembourg Law on which we express an opinion in this Opinion) are and will be true and accurate when made. We express no opinion on the rationale of the transactions contemplated by, referred to in, provided for or effected by the Documents. We have not investigated or verified the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any of the Documents, or verified that no material facts or provisions have been omitted from any of the Documents, except if any such matter is the subject of a specific opinion in this Opinion. We do not have detailed knowledge of the transactions contemplated by, referred to in, provided for or effected by the Documents or of any documents other than the Documents, even if referred to in the Documents. We express no opinion as to any matter of fact or the accuracy of any financial calculation or determination.

ASSUMPTIONS

4.	For the purpose of this Opinion we have assumed:

4.1.	the genuineness of all signatures, seals and stamps on all of the Documents; the completeness and conformity to originals of the Documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies; the conformity to the signed originals of the Opinion Documents examined by us in draft or execution form only;

4.2.	that, in respect of the Opinion Documents and each of the transactions contemplated by, referred to in, provided for or effected by the Documents, (a) each of the parties to the Opinion Documents entered into the Opinion Documents in good faith and for the purpose of carrying out its business, on arm's length commercial terms, without any intention to defraud or deprive of any legal benefit any other persons (such as third parties and, in particular, creditors) or to circumvent any applicable mandatory laws, rules or regulations of any jurisdiction; (b) the entry into the Opinion Documents and the performance of any rights and obligations under the Opinion Documents are in the best corporate interest (intérêt social) of the Company; and (c) the legality, validity and binding effect of them and their enforceability against each of the parties thereto are not affected by any matter or fact such as fraud, coercion, duress, undue influence or mistake;

4.3.	that (a) each of the Documents is true, complete, up-to-date and has not been rescinded, supplemented or amended in any way since its respective date and during our search made on the date of this Opinion on the RESA, the information published with respect to the Company was complete, up-to-date and accurate at the time of such search and has not been modified since such search; (b) no other corporate document exists which would affect, qualify or have any bearing on this Opinion; and (c) each statement, including elements of facts, determinations and valuations, and references to any such determinations and valuations, contained in the Documents is true and correct and, as the case may be, a true record of the proceedings described therein;

4.4.	that (a) each resolution of the board of directors of the Company was properly and validly adopted as reflected in the Resolutions; (b) each decision of a delegate of the board of directors of the Company will be properly and validly adopted to decide on the issuance of New Ordinary Shares; (c) each meeting of the board of directors of the Company was properly convened for the purpose of adopting the Resolutions; (d) each director of the Company has properly performed and each delegate of the board of directors of the Company resolving upon the issuance of New Ordinary Shares will properly perform his duties; (e) the Resolutions are true records of the proceedings described therein; (f) the resolutions set out in the Resolutions remain in full force and effect without modification; (g) all provisions relating to the declaration of conflicting interests or the power of the interested directors of the Company to vote have been fully observed;

4.5.	that each individual purporting to have signed the Documents has in fact signed the Documents and had legal capacity when he signed;

4.6.	that the head office (administration centrale) and the place of effective management (siège de direction effective) of the Company is located at its registered office (siège statutaire) in Luxembourg; that for the purposes of the Insolvency Regulation, the centre of main interests (centre des intérêts principaux) of the Company is located at its registered office (siège statutaire) in Luxembourg;

4.7.	that the Company has complied with all legal requirements of the Domiciliation Law or, if the Company rents office space, that the premises rented by the Company meet the factual criteria set out in the circulars issued by the CSSF in connection with the Domiciliation Law;

4.8.	that all approvals, authorisations, clearances, consents, filings or licenses, orders or registrations required from any governmental, public, regulatory or other agencies, authorities, bodies or other persons outside Luxembourg have been obtained or fulfilled and are and will remain in full force and effect;

4.9.	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would have a negative impact on the opinions we express in this Opinion;

4.10.	that in case of an issuance of New Ordinary Shares below their par value and/or in case of a payment of all or part of the subscription price of the New Ordinary Shares by a payment in kind, relevant formalities under Luxembourg laws will be complied with;

4.11.	that the amount of the authorised share capital of the Company in the articles of association of the Company (as existing from time to time) is sufficiently high to allow for the issuance of New Ordinary Shares; that there will be no amendments to the authorised share capital of the Company which would adversely affect the issuance of any New Ordinary Shares and the conclusions stated in this Opinion;

4.12.	that any New Ordinary Shares will be issued within the limits of the authorized share capital of the Company;

4.13.	that the share register of the Company will be updated in order to reflect the issuance of New Ordinary Shares as soon as the New Ordinary Shares will be issued; and

4.14.	that a notarial acknowledgement (deed of record) (acte de constat) will be passed in front of a notary in Luxembourg in order to inter alia reflect the increase of the share capital of the Company by the issuance of New Ordinary Shares within one month and pursuant to resolutions of a delegate of the board of directors of the Company to be adopted in order to resolve upon the issuance of such New Ordinary Shares.

OPINIONS

5.	This Opinion is given on the basis that it is governed by and construed in accordance with Luxembourg Law only and is subject to the exclusive jurisdiction of the courts of Luxembourg. On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

5.1.	the Company is a société anonyme incorporated before a Luxembourg notary for an unlimited duration and existing under Luxembourg Law;

5.2.	according to, and based solely on, the Non-Registration Certificate, on 4 December 2022 none of the following judicial decisions had been recorded with the Luxembourg Trade and Companies’ Register with respect to the Company: (a) judgments or decisions pertaining to the commencement of bankruptcy proceedings (faillite); (b) judgments or court orders approving a voluntary arrangement with creditors (concordat préventif de la faillite); (c) court orders pertaining to a suspension of payments (sursis de paiement); (d) judicial decisions regarding controlled management (gestion contrôlée); (e) judicial decisions pronouncing its dissolution or deciding on its liquidation; (f) judicial decisions regarding the appointment of an interim administrator (administrateur provisoire); or (g) judicial decisions taken by foreign judicial authorities concerning bankruptcy, voluntary arrangements or any analogous proceedings in accordance with the Insolvency Regulation. We have not made any enquiries or searches (whether within this firm or otherwise) except as set forth above;

5.3.	according to, and based solely on, the Directors Certificate, the Company does not meet the criteria for the commencement of any insolvency proceedings such as bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar orders or proceedings affecting the rights of creditors generally; and

5.4.	once subscribed, Paid and issued under the authorized share capital of the Company in accordance with the articles of association of the Company (as existing from time to time) and the Underwriting Agreement, the New Ordinary Shares will be validly issued in accordance with the articles of association of the Company (as existing from time to time) and fully paid and non-assessable (which means that no further sums are required to be paid to the Company by the holders thereof in connection with the issue of the New Ordinary Shares).

QUALIFICATIONS

6.	The opinions expressed in this Opinion are subject to the following qualifications:

6.1.	Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions. This Opinion may only be relied upon on the express condition that any issues of interpretation or liability arising hereunder be governed by Luxembourg Law only and be brought exclusively before a court in Luxembourg;

6.2.	the opinions set out in this Opinion are subject to all limitations by reason of national or foreign administration, bankruptcy, concordat préventif de la faillite, controlled management, fraudulent conveyance, general settlement with creditors, gestion contrôlée, faillite, insolvency, liquidation, moratorium, receivership, reorganisation, sursis de paiement, suspension of payment, voluntary arrangement with creditors, winding-up or similar orders or proceedings affecting the rights of creditors generally;

6.3.	each power of attorney and mandate, as well as any other agency provisions (including, but not limited to, powers of attorney and mandates expressed to be irrevocable) granted, and all appointments of agents made, by either of the Companies, explicitly or by implication (a) will terminate by law and without notice upon the bankruptcy (faillite) of, or analogous proceedings with respect to, the relative Company and become ineffective upon the relative Company entering controlled management (gestion contrôlée) and suspension of payments (sursis de paiement); and (b) may be capable of being revoked by the relative Company despite it being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the relative Company, although such a revocation may give rise to liability for damages of the revoking Company for breach of contract;

6.4.	a Non-Registration Certificate does not determine conclusively whether or not the judicial decisions referred to in it have occurred. In particular, it is not possible to determine whether any petition has been filed with a court or any similar action has been taken against or on behalf of the Company with respect to the commencement of bankruptcy proceedings (faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée) or voluntary arrangements that a Company may have entered into with its creditors (concordat préventif de la faillite), judicial decisions regarding the appointment of an interim administrator (administrateur provisoire), or judicial decisions taken by foreign judicial authorities concerning insolvency, voluntary arrangements or any similar proceedings in accordance with the Insolvency Regulation. Each Non-Registration Certificate only mentions such proceedings if a judicial decision was rendered and if such judicial decision was recorded with the Luxembourg Trade and Companies Register before the date referred to in the Non-Registration Certificate;

6.5.	judicial decisions made in any jurisdiction in which the Insolvency Regulation is not applicable are not subject to mandatory registration with the Luxembourg Trade and Companies Register;

6.6.	deeds (actes) or extracts of deeds (extraits d'actes) and other indications relating to the Company and which, under Luxembourg Law, must be published on the RESA (and which mainly concern acts relating to the incorporation, the functioning, the appointment of managers or directors and the liquidation of the Company as well as amendments, if any, to the articles of association of the Company) will only be enforceable against third parties after they have been published on the RESA except where the Company proves that such third parties had previous knowledge of the deeds or extracts of deeds. Third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, the deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have had knowledge of the deeds or extracts of deeds within that time;

6.7.	there may be a lapse between the filing of a document and its actual publication on the RESA;.

6.8.	the non-compliance by the Company with criminal laws, the provisions of the Commercial Code or the laws governing commercial companies including the requirement to file its annual accounts with the Luxembourg Trade and Companies Register may trigger the application of Article 1200-1 of the Companies Law according to which the District Court (Tribunal d'Arrondissement) dealing with commercial matters may, at the request of the Public Prosecutor (Procureur d'Etat), decide on the dissolution and order the liquidation of the non-complying Company;

6.9.	in case the legal effect and admissibility of an electronic signature (other than a qualified electronic signature) is challenged as evidence in legal proceedings, additional means of evidence might need to be brought to evidence that the conditions set by Article 1322-1 of the Civil Code are met;

6.10.	in the case of court proceedings in a Luxembourg court or the presentation of the Prospectus Supplements – either directly or by way of reference – to an autorité constituée, such court or autorité constituée may require a translation to French, German or Luxembourgish of such document; and

6.11.	the opinions set out in this Opinion are subject to all limitations by reason of national or foreign administration, bankruptcy, concordat préventif de la faillite, controlled management, fraudulent conveyance, general settlement with creditors, gestion contrôlée, faillite, insolvency, liquidation, moratorium, receivership, reorganisation, sursis de paiement, suspension of payment, voluntary arrangement with creditors, winding-up or similar orders or proceedings affecting the rights of creditors generally.

RELIANCE

7.	This Opinion is given on its date set out on page one. We have no obligation to update this Opinion or to inform any person of any changes in law or other matters coming to our knowledge and occurring after the date of this Opinion which may affect this Opinion in any respect.

8.	This opinion is issued solely for the purposes of the filing of the Prospectus Supplements and the issuance of the New Ordinary Shares by the Company. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed the date hereof, and to the reference of our name under the caption “Legal Matters” in the Prospectus Supplements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the General Rules and Regulations under the U.S. Securities Act of 1933. This Opinion is strictly limited to the matters stated in it.

9.	This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in Luxembourg and registered on the list V of lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Bob Calmes
Partner

APPENDIX A – DEFINITIONS

Articles of Association means the document listed under item 1 in appendix B.

Company means FREYR Battery, a société anonyme organised under the laws of the Grand Duchy of Luxembourg, having its registered office at 22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 251199.

Companies Law means the Luxembourg law of 10 August 1915 on commercial companies, as amended.

CSSF means Commission de Surveillance du Secteur Financier.

Directors Certificate means the document listed under item 4 in appendix B.

Documents means all the documents listed in appendix B.

Domiciliation Law means the Luxembourg law of 31 May 1999 governing the domiciliation of companies, as amended.

Equity Offering means the offer and issuance by the Company of the New Ordinary Shares pursuant to the Registration Statement, the Prospectus Supplements and the Underwriting Agreement.

Excerpt means the document listed under item 2 in appendix B.

Final Prospectus Supplement means the document listed under item 7 in appendix B.

Insolvency Regulation means the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

Luxembourg Law means the laws of the Grand Duchy of Luxembourg as they stand as at (a) the date of this Opinion as such laws are currently interpreted in published case law (except if published within the last thirty days) of the courts of the Grand Duchy of Luxembourg or, (b) to the extent this Opinion concerns documents signed prior to that date, the date of their signature and during the period ending on the date of this Opinion.

Luxembourg Trade and Companies’ Register means Registre de Commerce et des Sociétés de Luxembourg.New Ordinary Shares means the 20,000,000 ordinary shares, without nominal value, of the Company to be issued by the Company, and an additional 3,000,000 ordinary shares at the Underwriters’ option to cover over-allotments to be issued by the Company to the Underwriters through the Equity Offering pursuant to the Registration Statement, the Prospectus Supplements and the Underwriting Agreement.

Non-Registration Certificate means the document listed under item 3 in appendix B.

Opinion means this legal opinion including the appendices.

Opinion Documents means the documents listed under items 4 to 9 in appendix B.

Payment means, as the case may be, the payment in cash by the subscriber of such New Ordinary Shares of the subscription price (i.e., share capital plus share premium) consisting of USD 10.9825 per subscribed Ordinary Share to the bank account of the Company (as evidenced on a bank extract of the Company), and references to Pay or Paid shall be construed accordingly.

Preliminary Prospectus Supplement means the document listed under item 6 in appendix B.

Prospectus Supplements means the Preliminary Prospectus Supplement and the Final Prospectus Supplement.

Registration Statement means the document listed under item 5 in appendix B.

RESA means Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg.

Resolutions means the documents listed under items 8 and 9 in appendix B.

Underwriters means each of Credit Suisse Securities (USA) LLC, BofA Securities, Inc. and Morgan Stanley & Co., LLC.

Underwriting Agreement means the Underwriting Agreement dated December 1, 2022 between the Underwriters and the Company relating to issuance by the Company to the Underwriters of 20,000,000 New Ordinary Shares and up to an additional 3,000,000 New Ordinary Shares at the Underwriter's option to subscribe additional New Ordinary Shares.

APPENDIX B – DOCUMENTS

1.	A copy of the consolidated articles of association of the Company as on 7 November 2022.

2.	An electronic excerpt dated 5 December 2022 from the Luxembourg Trade and Companies’ Register relating to the Company.

3.	An electronic certificate of non-registration of a judicial decision (certificat de non-inscription d'une décision judiciaire) dated 5 December 2022 and issued in electronic form by the Luxembourg Trade and Companies Register in respect of the Company.

4.	An e-mailed copy of an executed certificate from the Company dated 5 December 2022 confirming that the Company does not meet the criteria for the commencement of any insolvency proceedings such as bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar orders or proceedings affecting the rights of creditors generally.

5.	An e-mailed copy of the registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission pursuant to rule 429 of the U.S. Securities Act of 1933, as amended, on 1 September 2022, which was declared effective by the U.S. Securities and Exchange Commission on 12 September 2022, providing tor the issuance and sale by the Company thereunder of an aggregate offering price of $500,000,000 of securities of the Company from time to time, which securities may include New Ordinary Shares.

6.	A copy of the preliminary prospectus supplement to the Registration Statement filed on 30 November 2022 with the U.S. Securities and Exchange Commission pursuant to rule 424(b)5 of the U.S. Securities Act of 1933, as amended, setting forth information concerning the Company and the New Ordinary Shares.

7.	A copy of the final prospectus supplement to the Registration Statement filed on 2 December 2022 with the U.S. Securities and Exchange Commission pursuant to rule 424(b)5 of the U.S. Securities Act of 1933, as amended, setting forth information concerning the Company and the New Ordinary Shares.

8.	An e-mailed copy of an executed version of the resolutions of the board of directors of the Company dated 1 September 2022 and approving the Registration Statement, sent to us by Einar Riddervold, Senior Legal Counsel, FREYR, on 1 September 2022.

9.	An e-mailed copy of an executed version of the minutes of the board of directors of the Company dated 10 November 2022 and inter alia approving the Prospectus Supplements, the Underwriting Agreement, and all related items in relation to the offer and issuance, from time to time, by the Company, of New Ordinary Shares through the Equity Offering pursuant to the Registration Statement and the Underwriting Agreement, sent to us by Are Lysnes Brautaset, Chief Legal Officer, FREYR, on 2 December 2022.